================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
[LOGO OF                     700 EAST BONITA AVENUE
KEYSTONE                    POMONA, CALIFORNIA 91767
AUTOMOTIVE
INDUSTRIES, INC.]  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON TUESDAY, AUGUST 26, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Keystone Automotive Industries, Inc. (the "Company") will be held at the Sheraton Suites Fairplex, 601 West McKinley Avenue, Pomona, California 91768 at 10:00 a.m. (California Time) for the following purposes:

  (1) To elect members of the Board of Directors to serve until the next annual meeting of shareholders;

  (2) To approve an amendment to the Company's 1996 Employee Stock Incentive Plan to increase from 730,000 to 1,100,000 the number of shares available for grant;

  (3) To amend Article Three of the Company's Articles of Incorporation to increase its authorized shares of Common Stock from 20,000,000 to 50,000,000;

  (4) To ratify the appointment of Ernst & Young, LLP as independent accountants for the Company for the 1998 fiscal year; and

  (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

  These items are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 18, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders at the close of business on the record date are entitled to vote at the meeting.

  Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the meeting.

                                         By Order of the Board of Directors,

                                         /s/ Ronald G. Brown

                                         Ronald G. Brown
                                         Chairman of the Board

Pomona California

July 25, 1997

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
[LOGO OF                    700 EAST BONITA AVENUE
KEYSTONE                   POMONA, CALIFORNIA 91767
AUTOMOTIVE
INDUSTRIES, INC.]      ANNUAL MEETING OF SHAREHOLDERS
                                AUGUST 26, 1997

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished to the shareholders of Keystone Automotive Industries, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Shareholders of the Company to be held on August 26, 1997, and at any and all adjournments thereof (the "Annual Meeting").

  A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the shareholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted "FOR" (i) the election of the nominees for the Board of Directors set forth herein; (ii) the amendment of the Company's 1996 Employees Stock Incentive Plan (the "Stock Incentive Plan") to increase from 730,000 to 1,100,000 the number of shares available for grant; (iii) the amendment to Article Three of the Company's Articles of Incorporation to increase its authorized shares of Common Stock from 20,000,000 to 50,000,000; and (iv) the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for the 1998 fiscal year. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgement.

  Any proxy given may be revoked at any time prior to its exercise by filing with James C. Lockwood, Secretary of the Company, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any shareholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such shareholder so desires.

  It is contemplated that the solicitation of proxies will be made primarily by mail. Should it, however, appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares eligible to vote at the Annual Meeting and will reimburse them for their expenses in so doing. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about July 25, 1997.

                               VOTING SECURITIES

  Only holders of record of the Company's Common Stock at the close of business on July 18, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had issued and outstanding 12,627,052 shares of Common Stock, the holders of which are entitled to vote at the Annual Meeting. Each share of Common Stock that was issued and outstanding as of the Record Date is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

  Shareholders have the right to elect directors by cumulative voting, with each share allocated a number of votes equal to the number of directors to be elected, which votes may be cast for one nominee or distributed among any two or more nominees. The five nominees for director who receive the greatest number of votes cast will be elected. However, no shareholder may cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and at least one shareholder at the meeting has given notice of the intention to cumulate votes prior to the voting.

  Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining whether a quorum is present. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                              SECURITY OWNERSHIP

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 18, 1997, by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock and as to the number of shares beneficially owned by (i) each director of the Company, (ii) the Chief Executive Officer and each of the four other current or former executive officers of the Company named in the Summary Compensation Table under the heading "Executive Compensation" (the "Named Executive Officers") and (iii) all directors and executive officers as a group. The Company believes that, unless otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock they own.

                                          NUMBER OF SHARES
            NAME AND ADDRESS(1)          OF COMMON STOCK(2) PERCENT OF CLASS(3)
            -------------------          ------------------ -------------------
   Ronald G. Brown......................       942,878              7.5%
   Charles J. Hogarty(4)................       311,619              2.5
   Al A. Ronco(5).......................       199,602              1.6
   John M. Palumbo(6)...................        25,023               *
   Robert L. Blanton(7).................        87,210               *
   Timothy C. McQuay(8).................        10,000               *
   George E. Seebart(8).................        10,000               *
   Virgil K. Benton II(9)...............           --               --
   All directors and executive officers
    as a group (10 persons)(10).........     1,748,498             13.8

--------
 * *Less than one percent.
 (1) The business address of each beneficial owner is 700 East Bonita Avenue, Pomona, California 91767.
 (2) Each person has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws where applicable.
 (3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after July 18, 1997 are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.

 (4) Includes 56,820 shares held for the benefit of Mr. Hogarty by the Company's Employee Stock Ownership Plan ("ESOP") and excludes options to acquire 40,000 shares of Common Stock under the Stock Incentive Plan, which are not exercisable within 60 days of July 18, 1997.

 (5) Includes (i) 147,677 shares held by the Ronco Family Trust and (ii) 51,925 shares held for the benefit of Mr. Ronco by the ESOP and excludes options to acquire 40,000 shares of Common Stock under the Stock Incentive Plan, which are not exercisable within 60 days of July 18, 1997.

 (6) Excludes options to acquire 10,000 shares of Common Stock under the Stock Incentive Plan, which are not exercisable within 60 days of July 18, 1997, and includes (i) 10,000 shares of Common Stock under the Stock Incentive Plan, which are currently exercisable and (ii) 23 shares held for the benefit of Mr. Palumbo by the ESOP.

 (7) Includes 27,210 shares held for the benefit of Mr. Blanton by the ESOP.

 (8) Consists of shares issuable upon the exercise of stock options granted under the Stock Incentive Plan to the named individual.
 (9) Mr. Benton resigned as the Chairman of the Board, Chief Executive Officer and Director of the Company in May 1997.

(10) Excludes 200,000 shares subject to options which are not exercisable within 60 days of July 18, 1997 and includes (i) 135,978 shares held for the benefit of directors and executive officers by the ESOP and (ii) 40,000 shares subject to options exercisable within 60 days of July 18, 1997.

                             ELECTION OF DIRECTORS

NOMINEES

  A board of five directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

  Subject to the restrictions described below, each shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled, or may distribute such votes on the same principal among as many nominees as the shareholder chooses, provided that votes cannot be cast for more than the total number of directors to be elected at the meeting. However, no shareholder may cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder at the meeting has given notice of the intention to cumulate votes prior to the voting.

  The five nominees receiving the highest number of votes cast will be elected as directors for the ensuing year. For this purpose, the votes cast are defined under California law to be the shares of the Company's Common Stock represented and voting at the Annual Meeting. Votes that are withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

INFORMATION CONCERNING NOMINEES

  Set forth below is certain information with respect to the nominees standing for election to the Board of Directors.

                                                                     DIRECTOR
          NAME        AGE         POSITION WITH THE COMPANY           SINCE
          ----        ---         -------------------------          --------
   Ronald G. Brown     60 Chairman of the Board                        1997
   Charles J. Hogarty  56 President, Chief Executive Officer and a
                          Director                                     1987
   Al A. Ronco         61 Executive Vice President and a Director      1987
   Timothy C. McQuay*  45 Director                                     1996
   George E. Seebart*  68 Director                                     1996

--------
*  Member of Audit and Compensation Committees

  RONALD G. BROWN was elected a director of the Company upon completion of the combination of the Company and North Star Plating Company ("North Star") in March 1997 (the "North Star Merger"), pursuant to the terms of the Merger Agreement as described below, and was elected as Chairman of the Board of Directors in May 1997. Mr. Brown served as President of North Star from its founding in 1968 until the North Star Merger, and he is currently the Vice President--Manufacturing of North Star. From 1982 to the present, he has been a member of the Board of Directors of First Bank N.A. of Brainerd, Minnesota, an affiliate of North Star's primary bank lender. Mr. Brown has served as a member of the Board of Directors and Vice President of the Bumper Recycling Association of North America.

  CHARLES J. HOGARTY served as the President, Chief Operating Officer and a director of the Company since 1987 and was appointed the Chief Executive Officer of the Company in May 1997. From his joining the Company in 1960 until 1987, Mr. Hogarty held various positions, including salesman, sales manager, general manager and regional manager. Mr. Hogarty served as a director of the Aftermarket Body Parts Association from 1984 to 1993, President in 1989 and Chairman in 1990.

  AL A. RONCO has served as the Executive Vice President and a director of the Company since 1987 and as Secretary from 1987 until he resigned that position in May 1997. From his joining the Company in 1959 until 1987, Mr. Ronco held various positions, including salesman, production manager, general manager and regional manager.

  TIMOTHY C. MCQUAY was appointed a director of the Company upon the completion of its initial public offering in June 1996. Mr. McQuay was appointed a Vice President with A. G. Edwards & Sons, Inc. and a senior member of its Investment Banking Department in July 1997. From October 1994 to July 1997, Mr. McQuay was Managing Director--Corporate Finance of Crowell, Weedon & Co. From May 1993 to October 1994, Mr. McQuay was Vice President, Corporate Development with Kerr Group, Inc., a NYSE-listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay was Managing Director--Merchant Banking with Union Bank. Mr. McQuay is a director of Meade Instruments Corp., a publicly held company.

  GEORGE E. SEEBART was appointed a director of the Company upon the completion of its initial public offering in June 1996. From 1964 until his retirement in 1993, Mr. Seebart was employed in various executive positions with Farmers Group, Inc., including as Senior Vice President, Field Operations and Vice President, Sales and Marketing. From 1987 to 1992, Mr. Seebart was also President of Mid-Century Insurance Company, a subsidiary of Farmers Group, Inc.

  In connection with the North Star Merger, the Company agreed to use its best efforts to maintain Ronald G. Brown as a member of the Board of Directors and each of Messrs. Hogarty, Ronco, Blanton (Vice President--Finance) and Palumbo (Vice President, Treasurer and Chief Financial Officer) have agreed to vote all shares of the Company's Common Stock as to which they have sole or shared voting power in favor of the election of Mr. Brown as a member of the Board of Directors. Other than as described above, there are no arrangements or understandings between any director, or any nominee, or any other person pursuant to which such director or nominee is or was nominated to serve as a director. There is no family relationship among any directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors held a total of four meetings from the date of the Company's initial public offering in June 1996 through the end of its last fiscal year, March 28, 1997 (the "Fiscal Period"). The Board of Directors has an Audit Committee and a Compensation Committee, which met three and one times, respectively, during the Fiscal Period. During the Fiscal Period, each director attended at least 75% of the meetings of the Board of Directors held while he was a director and of the Committees of the Board of Directors on which he served.

  The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of options under the Company's Stock Incentive Plan. See "Report of Compensation Committee" attached hereto as Annex "A."

DIRECTOR COMPENSATION

  The Company pays an annual retainer of $7,500 to each director who is not also an employee, payable in equal quarterly installments, $1,000 for each board meeting and $500 for each committee meeting attended; and reimburses such person for all reasonable and documented expenses incurred as a director. In addition, each non-employee director, upon joining the Board of Directors, receives an option to purchase 10,000 shares of the Common Stock of the Company pursuant to the Stock Incentive Plan. Such options will have an exercise price equal to the market price of such shares on the date of grant, will be immediately exercisable and will have a term of ten years. The Board of Directors may modify such compensation in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended March 28, 1997, Messrs. Seebart and McQuay served on the Compensation Committee. Mr. McQuay is a Managing Director-- Corporate Finance of Crowell, Weedon & Co. ("Crowell Weedon"). Crowell Weedon was one of the representatives of the underwriters of the Company's initial public offering in June 1996 and was one of the underwriters of the Company's public offering in June 1997. In addition, Crowell Weedon provided certain financial advisory services to the Company in connection with the North Star Merger. See "Certain Transactions."

REPORT OF COMPENSATION COMMITTEE

  The Report of the Compensation Committee of the Board of Directors of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended March 28, 1997, is attached to this Proxy Statement as Annex "A."

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during each of the three fiscal years ended March 28, 1997 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at the end of fiscal 1997 (the "Named Executives"):
                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                    ANNUAL COMPENSATION        COMPENSATION
                              ------------------------------- --------------
                                                 OTHER ANNUAL   LONG TERM     ALL OTHER
   NAME AND PRINCIPAL                            COMPENSATION INCENTIVE PLAN COMPENSATION
        POSITION         YEAR SALARY($) BONUS($)    ($)(1)    PAYOUTS($)(2)     ($)(3)
   ------------------    ---- --------- -------- ------------ -------------- ------------
Virgil K. Benton II(4).. 1997  295,000  142,345     20,718           --          3,979
                         1996  425,000  182,744     20,718           --          9,069
                         1995  402,870      --      20,718           --          2,930
Charles J. Hogarty...... 1997  250,000  122,010     11,616           --          2,099
                         1996  145,000  214,395     11,616           --            310
                         1995  134,006  172,266    328,564       278,259         1,518
Al A. Ronco............. 1997  185,000  101,675     11,640           --          3,725
                         1996  125,000  187,787     11,640           --          3,682
                         1995  117,258  150,887    233,501       194,778        10,000
Robert L. Blanton....... 1997  100,000   40,670      3,195           --          5,070
                         1996  102,000   25,000      3,195           --          5,391
                         1995   68,250   87,983     66,595        55,661         3,170
John M. Palumbo(5)...... 1997   97,500      --       6,000           --            783
                         1996    3,958      --         --            --            --

--------
(1) Consists of automobile lease and related expenses. Amounts shown for fiscal 1995 include amounts paid for reimbursement of taxes.
(2) Represents compensation relating to the vesting of shares of Common Stock awarded under the Company's Restricted Stock Plan in prior periods.
(3) Consists of reimbursement of medical and dental expenses not covered by insurance plans provided to employees generally.
(4) Mr. Benton resigned as Chairman of the Board and Chief Executive Officer of the Company in May 1997. See "Certain Transactions."
(5) Mr. Palumbo joined the Company in March 1996.

  In June 1996, the Company entered into employment agreements with Messrs. Hogarty, Ronco and Blanton, terminable by either party at the end of three years by written notice, pursuant to which each such person is entitled to (i) receive an annual base salary of $250,000, $195,000 and $100,000, respectively, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored for executive officers in general and (iv) receive the use of an automobile leased and maintained by the Company. In the event the Company terminates employment before the end of the stated term without cause or the individual terminates his employment for specified causes, the Company is obligated to pay the base salary through the stated term of the agreement. In the event the Company terminates employment before the end of the stated term with cause, the Company is obligated to pay the base salary only through the date of termination.

  Upon consummation of the North Star Merger, North Star entered into employment agreements with Ronald G. Brown (Chairman of the Board) and Kim D. Wood (Vice President and President and Chief Operating Officer of North Star). Under a five-year employment agreement, Mr. Brown is employed as the Vice President-Manufacturing of North Star and is entitled to (i) receive an annual base salary for the 12 months commencing March 1, 1997, 1998, 1999, 2000 and 2001 of $325,000, $300,000, $275,000, $225,000 and $150,000, respectively, and
(ii) participate in any group health, medical reimbursement or dental plan sponsored by the Company or North Star for executive officers in general. In the event North Star terminates his employment before the end of the stated term with cause, or Mr. Brown terminates his employment for specified causes, North

Star is obligated to pay the compensation described in clauses (i) and (ii) only through the date of termination. In the event North Star terminates his employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement. The agreement further provides that Mr. Brown will not engage in any "competitive activity" (as defined in the agreement) during the period commencing on the date of the employment agreement and ending on the later to occur of the seventh anniversary of such date or two years after the termination of his employment.

  Under an employment agreement terminable by either party at the end of three years by giving written notice, Mr. Wood is employed as the President and Chief Operating Officer of North Star and is entitled to (i) receive an annual base salary of $175,000, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored by North Star for employees in general and (iv) receive the use of an automobile leased and maintained by North Star. In the event North Star terminates his employment before the end of the stated term with cause, or Mr. Wood terminates his employment for specified causes, North Star is obligated to pay such compensation only through the date of termination. In the event North Star terminates employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement, but in no event for less than 12 months. The agreement further provides that Mr. Wood will not engage in any "competitive activity" (as defined in the agreement) during the 12-month period commencing on the termination of his employment.

  The following table sets forth certain information with respect to options granted under the Stock Incentive Plan during fiscal 1997 to the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                PERCENTAGE OF TOTAL                           VALUE AT ASSUMED
                                                  OPTIONS GRANTED                           ANNUAL RATE OF STOCK
                         SHARES OF COMMON STOCK   TO EMPLOYEES IN   EXERCISE   EXPIRATION    PRICE APPRECIATION
          NAME             UNDERLYING OPTIONS       FISCAL YEAR      PRICE        DATE         FOR OPTION TERM
          ----           ---------------------- ------------------- -------- -------------- ---------------------
                                                                                                5%         10%
                                                                                            ---------- ----------
John M. Palumbo.........          5,000(1)              1.4%         $15.50  March 27, 2007 $   21,390 $   47,353
Robert L. Blanton.......         10,000(1)              2.7%         $15.50  March 27, 2007 $   42,780 $   74,705

--------
(1) The options vest in four equal annual installments, with the first installment vesting on March 28, 1998.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAR YEAR
                          AND YEAR-END OPTION VALUES

                                              NUMBER OF SHARES OF
                                                 COMMON STOCK
                                                  UNDERLYING
                                                  UNEXERCISED          VALUE OF UNEXERCISED
                          SHARES                    OPTIONS           IN-THE-MONEY OPTIONS AT
                         ACQUIRED                 AT YEAR-END                YEAR-END
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           -------- -------- ------------------------- -------------------------
John M. Palumbo.........    --       --            0/ 5,000                    $0/0
Robert L. Blanton.......    --       --            0/10,000                     0/0

EMPLOYEE DEFINED BENEFIT PENSION PLAN

  General. The Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan"), originally effective as of April 1, 1978, for the benefit of the eligible employees of the Company. Since the implementation of the Pension Plan, the Company has amended the Pension Plan from time to time. The primary purpose of the Pension Plan was to provide a retirement benefit for participating employees who continue in the employ of the Company until their retirement. Effective April 30, 1997, the Pension Plan was suspended with no further benefits to accrue on behalf of any participant or beneficiary and no further contributions, except as may be required for fiscal 1997 or by law, to be made. It is anticipated that the Pension Plan will be terminated within the next two years and that the termination will not have a material adverse impact on the financial condition of the Company upon that event. The Pension Plan has been replaced with the 401(k) Savings Plan described below.

  Estimated Monthly Benefits. The following table sets forth the estimated monthly benefit under the Pension Plan based on the current benefit structure.

                              PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                                              ----------------------------------
      REMUNERATION                              15     20     25     30     35
      ------------                            ------ ------ ------ ------ ------
       $125,000.............................. $1,172 $1,563 $1,953 $2,344 $2,734
        150,000..............................  1,407  1,875  2,344  2,813  3,281
        175,000..............................  1,407  1,875  2,344  2,813  3,281
        200,000..............................  1,407  1,875  2,344  2,813  3,281
        225,000..............................  1,407  1,875  2,344  2,813  3,281
        250,000..............................  1,407  1,875  2,344  2,813  3,281
        300,000..............................  1,407  1,875  2,344  2,813  3,281
        400,000..............................  1,407  1,875  2,344  2,813  3,281
        450,000..............................  1,407  1,875  2,344  2,813  3,281
        500,000..............................  1,407  1,875  2,344  2,813  3,281

  The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation, but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs, or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest-five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or offsets. The compensation covered by the Pension Plan for all of the Named Executive Officers was limited to $150,000 in accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

  The years of credited service for each Named Executive who participates in the Pension Plan are as follows:

             NAME                                YEARS
             ----                                -----
             Virgil K. Benton II................   22
             Charles J. Hogarty.................   37
             Al A. Ronco........................   38
             Robert L. Blanton..................   28
             John M. Palumbo....................    1

401(K) SAVINGS PLAN

  Effective April 1, 1997, the Section 401(k) Savings Plan (the "Plan") in effect at North Star was amended to make the Plan available to employees of the Company. Pursuant to the amendment, the Company became the Plan sponsor and North Star became an adopting employer. All employees of the Company as of April 1, 1997, became participants in the Plan and the amendment had no affect upon those persons who were employed at North Star on April 1, 1997. Persons becoming employees of the Company subsequent to April 1, 1997 are not eligible to participate until they complete one year of service and are at least 21 years of age.

  Under the terms of the Plan, participants can contribute, by way of payroll deductions, from 1% to 15% of their pre-tax compensation annually, subject to certain legal limitations. The Plan also provides for a matching contribution by the Company equal to 50% of a participant's contribution, up to a maximum 6% of compensation. For purposes of determining the amount of contributions and matching contributions to be allocated to a participant's account, compensation is defined as the annual income amount reportable by the Company for federal income tax purposes, including overtime, commissions and bonuses.

  A participant is always 100% vested in his own Plan contributions. A participant becomes 100% vested in the matching contributions allocated to his account upon his attainment of early retirement age (age 55 and four years of service), normal retirement age (age 65), disability while employed by the Company, his death while employed by the Company or the termination or complete discontinuance of contributions to the Plan.

  If a participant terminates employment with the Company for any other reason, a participant vests 25% in his benefits after one year of service, 25% each year thereafter, with 100% vesting after four or more years of service.

EMPLOYEE STOCK OWNERSHIP PLAN

  General. The Board of Directors adopted the Employee Stock Ownership Plan (the "ESOP"), originally effective as of April 1, 1975, for the benefit of the eligible employees of the Company. Since the implementation of the ESOP, the Company has amended the ESOP from time to time. Most recently, the Company amended and restated the ESOP in order to comply with the requirements of the Tax Reform Act of 1986 and later legislation, generally effective as of April 1, 1989. The primary purpose of the ESOP is to permit participating employees to share in the growth and prosperity of the Company through the ownership of the Company's Common Stock under the ESOP. All employees of the Company are eligible to participate in the ESOP as of their date of hire. The Company does not intend to make contributions to the ESOP for the foreseeable future.

  Administration. The ESOP is administered by a committee (the "Committee") that is appointed by the Board of Directors. The Committee oversees the day-to-day administration of the ESOP and is responsible for making determinations on questions of administration, interpretation and application of ESOP terms, including questions of eligibility, service and distribution of plan benefits to participants. The Committee will carry out its responsibilities under the ESOP in a uniform and nondiscriminating manner.

  ESOP Contributions and Vesting. The ESOP provides for employer contributions only, the amount of which is determined by the Board of Directors on an annual basis. Tax law limits deductible contributions to the ESOP to 15% of the total compensation paid during the year to participating employees.

  For purposes of calculating the amount of a participant's employer contributions in any year, compensation means all wages and salaries paid to the participant during the year, including bonuses, overtime and commissions.

  A participant will become fully vested in his employer contributions upon the attainment of normal retirement age, death or termination of the ESOP. If the participant terminates employment prior to retirement age, the vested interest he has in his employer contributions will be based on his years of service, with 20% of vesting upon the completion of three years of service, and 20% for each additional year thereafter, with 100% vesting after seven or more years of service.

  ESOP Investments. Because the ESOP is an employee stock ownership plan, it is designed to comply with the legal requirement that all plan assets be invested primarily in the Company's Common Stock. Cash contributions made by the Company to the ESOP, therefore, are used by the trustee to purchase the Company's Common Stock at such time as the trustee deems it prudent to do so.

  In compliance with applicable legal requirements, the ESOP also permits eligible participants to diversify the investment of their plan assets under the ESOP. An eligible participant is a participant who has attained age 55 and who has at least ten years of participation in the ESOP. An eligible participant is entitled to diversify up to 25% of his account balance for a six-year period, and at the end of the six-year period, he will be entitled to diversify up to 50% of his account balance. For purposes of meeting diversification requirements, the Company will either make a distribution to the eligible participant of his diversified amount, or provide three investment funds under the ESOP to enable the eligible participant to diversify the investment of his plan assets.

  ESOP Amendment or Termination. Under the terms of the ESOP, the Company reserves the right to amend or terminate the ESOP at any time and in any manner. No amendment or termination, however, may deprive a participant of any benefit he has accrued under the ESOP prior to the effective date of the amendment or termination.

                             CERTAIN TRANSACTIONS

  The Company has entered into three lease agreements with two partnerships whose partners include certain of the Company's directors and officers and two lease agreements with a corporation which is owned by a family member of a former officer and director of the Company. In addition, as a result of the North Star Merger, the Company is a party to four leases with partnerships whose partners include persons, or their spouses, who are currently officers or directors of the Company. The Company believes that the terms and conditions of such leases with affiliated parties are no less favorable to the Company than could have been obtained from unaffiliated parties in arm's length transactions at the time such leases were entered into.

  The Company entered into a lease dated January 5, 1995, with V-JAC Properties, Ltd. for an 8,000 square feet warehouse facility in Ontario, California, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $3,494. V-JAC Properties, Ltd. is a partnership whose interests are held equally by Virgil K. Benton, Sr., and John G. Jordan, each of whom is a co-founder of the Company, and Al A. Ronco and Charles J. Hogarty, who are currently directors and executive officers of the Company.

  The Company has also entered into a lease dated January 5, 1995, with V- JAC Properties, Ltd. for a 10,000 square feet warehouse facility in Palmyra, New Jersey, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $2,985.

  The Company entered into a lease dated January 5, 1995, with B-J Properties, Ltd. for a 25,000 square feet warehouse facility in St. Louis, Missouri, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $5,067. B-J Properties, Ltd. is a partnership whose interests are held 61.75% by Virgil K. Benton, Sr. and 38.25% by John G. Jordan, the Company's co-founders, both of whom retired as directors effective March 31, 1996.

  The Company entered into a lease dated April 1, 1995, with Benton Real Properties, Inc. relating to approximately 24,082 square feet in Ontario, California, with a lease term of five years, for a monthly rent of $6,088 in the first year of the lease, increasing to $6,271, $6,549, $6,653 and $6,853, respectively, in each year thereafter. In January 1996, the Company exercised a five-year lease option expiring December 31, 2000, with respect to a lease dated January 1, 1991, with Benton Real Properties, Inc. relating to approximately 20,000 square feet in Ontario, California for a monthly rent of $5,634 in the first year of the lease, increasing to $5,803, $5,977, $6,157 and $6,341, respectively, in each year thereafter. Benton Real Properties, Inc. is wholly owned by Bertha Benton, the mother of Virgil Benton II. Mr. Benton resigned as the Company's Chief Executive Officer and a director in May 1997.

  On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood to lease property occupied by North Star's East Peoria, Illinois service center. The initial base rent under the lease was $6,975 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

  On January 1, 1995, North Star entered a ten-year lease agreement with a partnership owned by the spouse of Raymond Wood, a former shareholder, officer and director of North Star, and the spouse of Ronald G. Brown to lease the property occupied by North Star's Brainerd, Minnesota chrome bumper plating center. The initial base rent under the lease was $21,300 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property. Pursuant to the lease agreement, North Star is responsible for certain occurrences on the premises, including any environmental contamination.

  On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by Kim D. Wood and Richard Monson, the general manager of North Star's Brainerd, Minnesota chrome bumper manufacturing and recycling center to lease the property occupied by North Star's St. Cloud, Minnesota service center. The initial base rent under the lease was $5,000 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

  On May 20, 1996, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood and the Brown Family Limited Partnership to lease property occupied by North Star's headquarters and Minneapolis, Minnesota service center hub. The initial base rent under the lease was $12,000 per month, which is subject to increase on the anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance utilities and insurance costs associated with the property. In an amendment to the lease dated September 23, 1996, the partnership agreed to construct a 37,260 square foot addition to the existing building. North Star began occupying the addition in January 1997 and, accordingly, the base rent increased to $25,627 per month.

  Crowell, Weedon was one of the representatives of the underwriters of the Company's initial public offering in June 1996 and was one of the underwriters of the Company's subsequent public offering in June 1997. In addition, in January 1996, the Company entered into an agreement with Crowell, Weedon to provide certain financial advisory services to the Company in connection with evaluating the North Star Merger. Upon the consummation of the North Star Merger, Crowell, Weedon received $125,000 in consideration of such services. Timothy C. McQuay, a director of the Company, is a Managing Director -- Corporate Finance of Crowell, Weedon & Co.

  In May 1997, Virgil K. Benton II resigned as the Chairman of the Board, Chief Executive Officer and director of the Company. In connection with his resignation, the Company and Mr. Benton entered into a Resignation Agreement and General Release, pursuant to which the Company (i) paid Mr. Benton cash and properties having a value of approximately $700,000, representing its obligations to Mr. Benton under the remaining two years of his employment agreement; (ii) agreed to register Mr. Benton's and certain related and affiliated persons' shares for sale in the Company's 1997 public offering; and
(iii) granted Mr. Benton a piggyback registration right in the event less than one million of the shares of Common Stock were sold in the 1997 public offering. Pursuant thereto, Mr. Benton and certain of his relatives and affiliates disposed of their holdings in the Company in the Company's public offering in June 1997.

                         STOCK PRICE PERFORMANCE GRAPH

  Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the NASDAQ Stock Market (US Companies) Index and the following group of peer companies (the "Peer Group"): Autozone, Inc., Discount Auto Parts, Inc., Finishmaster, Inc., Genuine Parts Co., O'Reilly Automotive, Inc., Pep Boys--Manny, Moe & Jack, Republic Automotive Parts, Inc., Thompson PBE, Inc. and Trak Auto Corp. for the period commencing with June 21, 1996, the date the Company's Common Stock began trading on the NASDAQ National Market and ending March 28, 1997. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance. The graph assumes that the value of the investment in the Company's Common Stock, the NASDAQ Market Index and the peer group of companies was each $100 on June 21, 1996 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
  AMONG KEYSTONE AUTOMOTIVE INDUSTRIES, INC., THE NASDAQ STOCK MARKET (U.S.)
                            INDEX AND A PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                          KEYSTONE        NASDAQ
Measurement Period        AUTOMOTIVE      STOCK
(Fiscal Year Covered)     INDUSTRY INC.   MARKET (U.S.)   PEER GROUP
---------------------     -------------   -------------   ----------
FYE  6/21/96              $100            $100            $100
FYE  3/28/97              $168            $106            $86


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the fiscal year ended March 28, 1997, all relevant Section 16(a) filing requirements were complied with.

          APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK INCENTIVE PLAN

  The Company's Board of Directors and shareholders have previously adopted and approved the Company's 1996 Employee Stock Incentive Plan (the "Stock Incentive Plan"). A total of 697,500 shares of Common Stock are presently reserved for issuance under the Stock Incentive Plan of which 554,500 shares were subject to outstanding options as of July 18, 1997. Options with respect to 32,500 shares of Common Stock were exercised in July 1997. In May 1997, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the shares reserved for issuance thereunder to 1,100,000.

  At the Annual Meeting, the shareholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 730,000 shares to 1,100,000. The Board believes that the amendment will enable the Company to continue its policy of widespread employee stock ownership as a means to motivate high levels of performance and to recognize key employee accomplishments.

DESCRIPTION OF STOCK INCENTIVE PLAN

  General. The Board of Directors of the Company adopted the Stock Incentive Plan pursuant to which officers, directors, employees and independent contractors are eligible to receive shares of the Common Stock of the Company or other securities or benefits with a value derived from the value of the Common Stock of the Company. The purpose of the Stock Incentive Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for or increasing their proprietary interests in the Company and, in the case of non-employee directors, to attract such directors and further align their interests with those of the Company's shareholders by providing for or increasing their proprietary interests in the Company.

  Administration. The Stock Incentive Plan is administered by the Compensation Committee (the "Committee"), except that grants to non-employee directors are made by the Board of Directors pursuant to a predetermined formula. The Committee has full and final authority to select the recipients of awards and to grant such awards. Subject to the provisions of the Stock Incentive Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the Stock Incentive Plan are borne by the Company.

  Terms of Awards. The Stock Incentive Plan authorizes the Committee to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Common

Stock or any other security or benefit with a value derived from the value of Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

  An award granted under the Stock Incentive Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions. The Committee may grant options that either are intended to be "incentive stock options" as defined under Section 422 of the Internal Revenue Code of 1986, as amended, or are not intended to be incentive stock options ("non-qualified stock options"). Awards to non-employee directors may only be non-qualified stock options.

  An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of the Company or other property, (ii) reducing the amount of shares or other property otherwise issuable pursuant to the award or (iii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. If an option permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of book-entry exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered. The exercise price and any withholding taxes are payable in cash by non-employee directors, although the Board of Directors at its discretion may permit such payment by delivery of shares of Common Stock, or by delivery of broker instructions authorizing a loan secured by the shares acquired upon exercise or payment of proceeds from the sale of such shares.

  Amendment and Termination. Subject to limitations imposed by law, the Board of Directors may amend or terminate the Stock Incentive Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Stock Incentive Plan of any rights thereunder without his consent.

  Federal Tax Information for Plan. Options granted under the Stock Incentive Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

  An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two (2) years after grant of the option and one (1) year after exercising the option, any gain or loss will be treated as long term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

  All options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

  The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE STOCK INCENTIVE PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

  The approval of the amendment to the Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

  The Board of Directors has unanimously approved, declared advisable and recommends that the shareholders consider and approve an amendment (the "Amendment") to Article Three of the Company's Restated Articles of Incorporation (the "Articles"), pursuant to which the authorized amount of shares of Common Stock would be increased from 20,000,000 shares to 50,000,000 shares. The Articles also currently authorizes the issuance of up to 3,000,000 shares of Preferred Stock (the "Preferred Stock"), of which no shares are issued and outstanding. The Amendment would not alter the authorized amount of Preferred Stock.

PURPOSE AND EFFECTS OF THE AMENDMENT

  As of July 18, 1997, there were 12,627,052 shares of Common Stock issued and outstanding and 697,500 shares were reserved in the aggregate for issuance pursuant to the Stock Incentive Plan (1,067,500 shares if the amendment to the Stock Incentive Plan proposed herein is approved by shareholders).

  The Board of Directors believes that the flexibility provided by the Amendment to permit the Company to issue or reserve additional Common Stock, in the discretion of the Board of Directors, without the delay or expense of a special meeting of shareholders, is in the best interest of the Company and its shareholders. Shares of Common Stock may be used for general corporate purposes, including stock splits and stock dividends, acquisitions, public offerings, stock option and other employee benefit plans. The Company has no present plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by adoption of the Amendment.

  Pursuant to the Articles, shareholders of the Company have no preemptive rights with respect to the additional shares of Common Stock being authorized. The Articles do not require further approval of shareholders prior to the issuance of any additional shares of Common Stock. In certain circumstances (generally relating to the number of shares to be issued, the manner of offering and the identity of the recipients), the rules of the NASDAQ may require specific authorization in connection with the issuance of such additional shares. The Company does not anticipate that it will seek authorization from shareholders for issuance of additional shares of Common Stock unless required by applicable laws or the NASDAQ.

  The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership, book value per share and voting rights of the present holders of the Common Stock. The Amendment also may have the effect of discouraging attempts to take over control of the Company, as additional shares of Common Stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of the Company. The Amendment is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the Articles and By-laws having an anti-takeover effect.

RESOLUTION.

  The following resolution will be submitted to shareholders for their approval:

  RESOLVED, that the first sentence of ARTICLE THREE of the Restated Articles of Incorporation of the Company be amended to read in its entirety as follows:

  "THREE: This corporation is authorized to issue two classes of shares of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of stock which this corporation shall have authority to issue is 53,000,000 shares, consisting of 50,000,000, shares of Common Stock and 3,000,000 shares of Preferred Stock."

 Vote Required: Recommendation of the Board of Directors.

  In accordance with California law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the Amendment. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will have the same effect as votes cast against approval of the Amendment. If the Amendment is approved, the Company intends to file the Amendment with the Secretary of State of California as soon as practicable thereafter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Ernst & Young LLP, independent accountants, to audit the financial statements of the Company for the 1998 fiscal year. This nomination is being presented to the shareholders for ratification at the meeting. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended in March 1977. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

VOTE REQUIRED, RECOMMENDATION OF BOARD OF DIRECTORS

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the shareholders reject the nomination, the Board will reconsider its selection.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholders are advised that any shareholder proposal, including nominations to the Board of Directors, intended for consideration at the 1998 Annual Meeting must be received by the Company within a reasonable time before materials are mailed to shareholders to be included in the proxy materials for the 1998 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Company, c/o James C. Lockwood, Secretary of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.

                                 OTHER MATTERS

  The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before such meeting, the persons voting the proxies will vote them in accordance with their best judgment.

  THE SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.


                                          /s/ James C. Lockwood

                                          James C. Lockwood
                                          Secretary

July 25, 1997

                                                                      ANNEX "A"

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

GENERAL

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the policies that govern executive compensation and benefit practices. All decisions of the Committee are subject to the approval of the Company's Board of Directors. The compensation committee of the Board of Directors is currently comprised of Messrs. McQuay and Seebart.

  During the fiscal year ended March 28, 1997, all of the executive officers of the Company with the exception of Mr. Palumbo and one other executive officer (who is not a Named Executive) had written employment agreements adopted before the Company's initial public offering in June 1996. In addition to fixing base compensation, these agreements fixed the bonuses for the last fiscal year. Consequently, the Committee took no action with respect to the salaries and bonuses paid to those individuals during the last fiscal year. Bonuses for the current fiscal year are not fixed by agreement and will be determined by the Board of Directors upon recommendation from the Committee. Salaries for the executive officers who did not have employment agreements were recommended by management and approved by the Committee.

COMPENSATION PHILOSOPHY

  The Company's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interest of executive management with the long-term interests of the Company's shareholders, (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of the Company and (3) recognize outstanding individual contributions. The Company's executive compensation program consists of three main elements: base salary, annual cash bonus and long-term incentives.

BASE SALARY

  Base salaries for executive officers (including raises for those persons with employment agreements) are determined on an annual basis by evaluating each executive officer's position, duties, responsibilities, tenure, performance and potential contributions to the Company. The Company also provides its chief executive officer and other executive officers medical, dental, and other customary employee benefits.

ANNUAL CASH BONUSES

  Certain key executive officers of the Company, including the Chief Executive Officer, participate in an annual bonus pool, the amount of which is determined with reference to the Company's pre-tax profit margin for the fiscal year. Bonuses are limited in amount to 100% of base compensation. The other executive officers are eligible for an incentive bonus at the discretion of the Committee and the Board of Directors, the amount of which will be determined subjectively, taking into account factors such as the financial performance of the Company, achievement of corporate goals and individual performance.

LONG-TERM INCENTIVES

  The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Stock Incentive Plan. The Committee is responsible for selecting the executive officers to whom grants should be made, the time of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of the Company. All options granted in fiscal 1997 were granted at the fair market value of the Company's Common Stock on the date of the grant.

SUMMARY

  The Compensation Committee believes that its executive compensation philosophy of paying its executive officers by means of base salaries, annual cash bonuses and long-term incentives, as described in this Report, is in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE:                   Timothy C. McQuay
                                          George E. Seebart

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                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON AUGUST 26, 1997. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Ronald G. Brown, Charles J. Hogarty and Al.
A. Ronco, or any of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Shareholders of Keystone Automotive Industries, Inc. at the Sheraton Suites Fairplex, 601 West McKinley Avenue, Pomona, California 91768, on August 26, 1997, at 10:00 a.m. Pacific Time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, all as set forth in the accompanying Proxy Statement.

  1. Election of Directors:

     [_] FOR all nominees listed below
         (except as marked to the contrary below)

     [_] WITHHOLD AUTHORITY
         to vote for all nominees listed below

         Ronald G. Brown   Charles J. Hogarty   Al A. Ronco
         Timothy C. McQuay   George E. Seebart

INSTRUCTION:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

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  2. To approve an amendment to the Company's 1996 Employee Stock Incentive
Plan to increase from 730,000 to 1,100,000 the number of shares available for grant.

                    [_] FOR      [_] AGAINST     [_] ABSTAIN

  3. To amend Article Three of the Company's Articles of Incorporation to increase its authorized shares of Common Stock from 20,000,000 to 50,000,000.

                    [_] FOR      [_] AGAINST     [_] ABSTAIN

  4. To ratify the appointment of Ernst & Young LLP as independent accountants for the year ending December 31, 1997.

                    [_] FOR      [_] AGAINST     [_] ABSTAIN
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  5. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE FIVE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4 AND 5. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                Dated: __________________, 1997

                                                _______________________________
                                                           Signature

                                                _______________________________
                                                  Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------